Exhibit 99.1

Vaxart Provides Business Update and Reports Full Year 2025 Financial Results

Topline data from 400-person sentinel cohort of the Phase 2b COVID-19 trial anticipated early Q2 2026

Published positive clinical results in the first quarter of 2026 demonstrating oral norovirus vaccine candidate was safe and immunogenic in lactating women and resulted in passive transfer of antibodies to their infants via breast milk

Cash, cash equivalents and investments of $63.8 million as of December 31, 2025; Runway into second quarter of 2027

Conference call today at 4:30 p.m. ET

Live stockholder fireside chat scheduled for March 13, 2026 at 4:30 p.m. ET

SOUTH SAN FRANCISCO, Calif., March 12, 2026 — Vaxart, Inc. (OTCQX: VXRT) (“Vaxart” or the “Company”), a clinical-stage biotechnology company developing a range of oral recombinant pill vaccines based on its proprietary delivery platform, today announced its business update and financial results for the full year 2025.

“Our COVID-19 program reached a major strategic inflection point in the fourth quarter with the announcement of our worldwide collaboration with Dynavax,” said Steven Lo, Chief Executive Officer of Vaxart. “This partnership not only provides a well-funded path forward but also reinforces the industry's recognition of the potential value of our mucosal vaccine platform. We are moving quickly toward two critical milestones: the release of 12-month data from our 400-person sentinel cohort expected early in the second quarter, followed by the full readout of comparative efficacy and safety from the main cohort of approximately 5,000 participants in our Phase 2b trial, which we expect in the fourth quarter of 2026. These datasets will be pivotal in demonstrating whether our oral pill can provide the full year effectiveness that we believe stems from the systemic and mucosal immune response required to manage this endemic disease.”

“Norovirus continues to be a leading cause of acute gastroenteritis worldwide, yet it remains a significant unmet need with no approved vaccine currently available. The data published in January adds to the growing body of evidence we have generated within our norovirus vaccine program and demonstrates for the first time that our oral pill vaccine platform can provide passive antibody transfer to breastfed infants. This new finding potentially increases the public health value of our norovirus vaccine candidate, and we believe these new data will enhance our ability to secure a partnership or other funding to advance our norovirus program.”

Recent Business Highlights

COVID-19 Vaccine Developments

●

As previously announced, Vaxart completed enrollment of approximately 5,400 participants for the COVID-19 Phase 2b trial, comprised of 400 participants in the sentinel cohort and approximately 5,000 participants in the KP.2 cohort comparing the Company’s oral pill vaccine with a commercially available mRNA COVID-19 vaccine. The study is proceeding as planned, with participants monitored for up to 12 months post-vaccination to assess safety, immunogenicity, and efficacy.

o	Safety data from the 400-person sentinel cohort are anticipated early in the second quarter of 2026.
o	Topline data from all participants in the trial are anticipated in the fourth quarter of 2026.
o	As of December 31, 2025, the Company has received $189.1 million of cash payments associated with this award

Norovirus Vaccine Developments

●	In January 2026, Vaxart announced the publication of Phase 1 results in npj Vaccines evaluating its oral bivalent norovirus vaccine in lactating women.
o	Research demonstrated that oral vaccination led to a significant increase in norovirus-specific antibodies in both serum and breast milk.
o

Data revealed a positive correlation between maternal breast milk IgA and infant stool IgA, providing the first clinical evidence that Vaxart’s oral platform may confer passive mucosal immunity to infants.

●	2026 Clinical Outlook: Pending a partnership or other funding, Vaxart plans to initiate its next norovirus clinical trial in 2026.

Financial Results for the Full Year Ended December 31, 2025

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Cash, cash equivalents and investments totaled $63.8 million as of December 31, 2025. Vaxart currently anticipates cash runway into the second quarter of 2027. The Company remains aggressive in exploring various strategies to extend its cash runway through business development partnerships and non-dilutive funding options, with the goal of achieving its upcoming clinical and regulatory milestones and maximizing stockholder value.

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Revenue for the full year 2025 was $237.3 million, compared to $28.7 million for the full year 2024. Revenue in the full year 2025 and the full year 2024 was primarily from government contracts related to the BARDA contract awarded in June 2024, with 2025 also including revenue recognized from the Dynavax license and collaboration agreement signed in November 2025.

●

Research and development expenses were $201.6 million for the full year 2025, compared to $74.2 million for the full year 2024. The increase is primarily due to an increase in clinical trial expenses related to Vaxart’s COVID-19 vaccine candidate, partially offset by a decrease in expense related to manufacturing, preclinical, personnel costs, and facilities expense.

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General and administrative expenses were $17.6 million for the full year 2025, compared to $20.8 million for the full year 2024. The decrease is primarily due to lower personnel costs, legal and professional fees, and facilities expense.

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Vaxart reported net income of $16.3 million for the full year 2025, compared to a net loss of $66.9 million for the full year 2024. Net income per share for the full year 2025 was $0.07, compared to a net loss per share of $0.33 for the full year 2024.

Conference Call Details

The Vaxart senior management team will host a conference call to discuss the business update and financial results for the full year 2025 today, beginning at 4:30 p.m. ET.

Webcast: Click here

Date: Thursday, March 12, 2026 – 4:30 p.m. ET
Domestic: (877) 407-0895

International: (201) 689-8783

Conference ID: 13758532

A replay of the webcast will be available for 30 days on Vaxart’s website at www.vaxart.com following the conclusion of the event.

Stockholder Fireside Chat

Vaxart senior management will host a live stockholder fireside chat to answer frequently asked stockholder questions on Friday, March 13, 2026 at 4:30 p.m. ET.

A live webcast of the fireside chat will be available in the Investor section on the Company’s website at www.vaxart.com. Questions may be submitted in advance to ir@vaxart.com.

About Vaxart

Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using pills that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary pill vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the Company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include pill vaccines designed to protect against coronavirus, norovirus, and influenza, as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart’s strategy, prospects, plans and objectives, results from preclinical and clinical trials, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “should,” “believe,” “could,” “potential,” “will,” “expected,” “anticipate,” “plan,” “target,” “seek,” “intend,” “may,” “predict,” “project,” “would,” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to Vaxart’s ability to develop and commercialize its product candidates, including its vaccine booster products; Vaxart’s expectations regarding clinical results and trial data, and the timing of receiving and reporting such clinical results and trial data; Vaxart’s expected timing for future clinical trials; and Vaxart’s expectations with respect to the effectiveness of its product candidates; and expectations regarding collaborations, including the Dynavax collaboration. Vaxart may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates, and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; decisions by regulatory authorities impacting labeling, manufacturing processes, and safety that could affect the availability or commercial potential of any product candidate, including the possibility that Vaxart’s product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart’s product candidates may not achieve broad market acceptance; that a Vaxart collaborator may not attain development and commercial milestones; that Vaxart or its partners may experience manufacturing issues and delays due to events within, or outside of, Vaxart’s or its partners’ control; difficulties in production, particularly in scaling up initial production, including difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel or key raw materials, and compliance with strictly enforced federal, state, and foreign regulations; that Vaxart may not be able to obtain, maintain, and enforce necessary patent and other intellectual property protection; that Vaxart’s capital resources may be inadequate; Vaxart’s ability to resolve pending legal matters; Vaxart’s ability to obtain sufficient capital to fund its operations on terms acceptable to Vaxart, if at all; the impact of government healthcare proposals and policies; competitive factors; and other risks and uncertainties described in the “Risk Factors” sections of Vaxart’s Quarterly and most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. Vaxart undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Contact

Vaxart Media and Investor Relations:

FINN Partners

ir@vaxart.com

Vaxart, Inc.
Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2025	2024
	(Unaudited)	(1)
	(in thousands)
Assets
Cash and cash equivalents	$53,814	$25,229
Short-term investments	9,993	26,494
Accounts receivable	14,564	5,761
Unbilled receivable from government contracts	36,781	6,208
Prepaid expenses and other assets	21,510	5,407
Property and equipment, net	5,433	8,705
Prepaid clinical services, long-term	25,218	60,116
Right-of-use assets, net	11,432	20,404
Intangible assets, net	2,826	3,557
Goodwill	4,508	4,508
Total assets	$186,079	$166,389

Liabilities and stockholders’ equity
Accounts payable	$21,496	$6,963
Deferred government revenue	68	65,400
Deferred collaboration revenue	14,976	—
Accrued and other liabilities	48,696	11,817
Operating lease liability	8,985	17,526
Liability related to sale of future royalties	4,060	5,758
Total liabilities	98,281	107,464
Stockholders’ equity	87,798	58,925
Total liabilities and stockholders’ equity	$186,079	$166,389

(1)

Derived from the audited consolidated financial statements of Vaxart, Inc. for the year ended December 31, 2024, included on the Form 10-K filed with the Securities and Exchange Commission on March 20, 2025.

Vaxart, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Year Ended December 31,
	2025	2024
	(in thousands, except share and per share amounts)

Revenue	$237,258	$28,700
Operating expenses:
Research and development	201,576	74,213
General and administrative	17,608	20,780
Total operating expenses	219,184	94,993
Operating income (loss)	18,074	(66,293)
Other expense, net	(1,271)	(395)
Income (loss) before income taxes	16,803	(66,688)
Provision for income taxes	476	260
Net income (loss)	$16,327	$(66,948)
Net income (loss) per share, basic and diluted	$0.07	$(0.33)
Shares used in computing net income (loss) per share, basic	230,269,605	202,137,531
Shares used in computing net income (loss) per share, diluted	230,346,201	202,137,531